                                                                    EXHIBIT 12.2


                             FIRST INDUSTRIAL, L.P.
                          AND CONTRIBUTING BUSINESSES
                      COMPUTATION OF RATIOS OF EARNINGS TO
                               FIXED CHARGES (a)
                             (Dollars in thousands)



                                                         FOR THE YEAR
                                                            ENDED
                                                         DECEMBER 31,       FOR THE YEAR ENDED DECEMBER 31,
                                                         ------------  ------------------------------------------
                                                             1996        1995       1994       1993       1992
                                                         ------------  ---------  ---------  ---------  ---------
Income (loss) before gain on sales of properties and
 extraordinary items...................................   $   32,577   $  12,123  $   8,823  $  (3,399) $  (4,048)
Plus interest expense and amortization of deferred
 financing costs and interest rate protection
 agreements ...........................................        4,881       7,350     13,625     19,184     19,994
                                                         ------------  ---------  ---------  ---------  ---------
Earnings before gain on sales of properties,
 extraordinary items and fixed charges.................   $   37,458   $  19,473  $  22,448  $  15,785  $  15,946
                                                         ------------  ---------  ---------  ---------  ---------
                                                         ------------  ---------  ---------  ---------  ---------
Fixed charges..........................................   $    5,382   $   7,616  $  13,645  $  19,197  $  20,277
                                                         ------------  ---------  ---------  ---------  ---------
                                                         ------------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges (b).................        6.96x       2.56x      1.65x         --(b)        --(b)
                                                         ------------  ---------  ---------  ---------  ---------
                                                         ------------  ---------  ---------  ---------  ---------


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(a) First Industrial Realty Trust, Inc., the general partner of First Industrial, L.P. (the "Operating Partnership"), completed its initial public offering on June 30, 1994. Information prior to the initial public offering includes the operations and accounts of the Operating Partnership's predecessors and information subsequent to the initial public offering includes the historical operations and accounts of the Operating Partnership.


(b) Earnings represent earnings before gain on sales of properties, extraordinary items and fixed charges. Fixed charges consist of interest expenses, capitalized interest and amortization of interest rate protection agreement and deferred financing costs. For the fiscal years ended December 31, 1993 and 1992, earnings were not sufficient to cover fixed charges. Additional earnings of $3.4 million and $4.3 million, respectively, would have been required to achieve a ratio of 1.0 for such periods.